Exhibit 16

March 18, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Helpeo, Inc.
File Reference No. 333-168302

We were previously the independent registered public accounting firm for Helpeo, Inc. On December 11, 2012 the Company dismissed us as its independent registered public accounting firm.  We have read Helpeo’s statement included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC